CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference of our firm under the caption "Experts" and to the use of our report on the December 31, 1999 financial statements in the Registration Statement Form SB-1/A dated January 17, 2001 and the related prospectus of i-Track, Inc. for the registration of 2,500,000 units.



/s/ Stark Tinter & Associates, LLC


January 15, 2001
Denver, Colorado